UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 9, 2017

Date of Report (Date of earliest event reported)

MERRIMACK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35409	04-3210530
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201

Cambridge, MA 02139

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (617) 441-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On January 7, 2017, Merrimack Pharmaceuticals, Inc. (the “Company” or “Merrimack”) entered into an Asset Purchase and Sale Agreement (the “Asset Sale Agreement”) with Ipsen S.A. (“Ipsen”).

Pursuant to the Asset Sale Agreement, upon the terms and subject to the conditions thereof, Ipsen will acquire Merrimack’s right, title and interest in the non-cash assets, equipment, inventory, contracts and intellectual property primarily related to or used in Merrimack’s business operations and activities involving or relating to developing, manufacturing and commercializing ONIVYDE and MM-436 (the “Commercial Business”). Ipsen will not acquire Merrimack’s rights to $33,000,000 in net milestone payments that may become payable pursuant to Merrimack’s License and Collaboration Agreement with Shire, among other excluded assets. Pursuant to the Asset Sale Agreement, Ipsen will pay Merrimack $575,000,000 in cash (subject to a working capital adjustment as provided in the Asset Sale Agreement) and will assume certain related liabilities. Following the closing of the asset sale, Merrimack may be entitled to additional payments based on achievement by or on behalf of Ipsen of certain milestone events if the FDA approves ONIVYDE for certain indications as follows:

•	$225,000,000 upon the regulatory approval by the FDA of ONIVYDE for the treatment of metastatic adenocarcinoma of the pancreas as first-line treatment (i) in combination with fluorouracil and leucovorin (with or without oxaliplatin), (ii) in combination with gemcitabine and abraxane, or (iii) following submission and filing of regulatory approval by Ipsen for purposes of commercialization by Ipsen;

•	$150,000,000 upon the regulatory approval by the FDA of ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy; and

•	$75,000,000 upon the regulatory approval by the FDA of ONIVYDE for an additional indication unrelated to those described above.

The Asset Sale Agreement has been approved by the Boards of Directors of each of Merrimack and Ipsen. A copy of the Asset Sale Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Merrimack has made customary representations and warranties and has agreed to customary covenants regarding the operation of the Commercial Business between the execution of the Asset Sale Agreement and the closing of transaction, including: (i) subject to certain exceptions, to conduct the Commercial Business in the ordinary course during the interim period; (ii) to cause a stockholder meeting to be held to consider approval of the sale of the assets of the Commercial Business pursuant to the Asset Sale Agreement; (iii) subject to certain exceptions to permit Merrimack’s Board of Directors (the “Board”) to act in accordance with its fiduciary duties, that the Board will recommend that its stockholders approve the sale of the assets of the Commercial Business pursuant to the Asset Sale Agreement; and (iv) not to solicit proposals relating to alternative proposals and, subject to certain limited exceptions to permit the Board to act in accordance with its fiduciary duties, not to enter into discussions or negotiations concerning, or to provide information in connection with, alternative proposals.

In addition, the Asset Sale Agreement requires Merrimack to indemnify Ipsen for damages arising out of (i) any breach of a representation or warranty of Merrimack in the Asset Sale Agreement or the failure to perform any covenant, agreement or certain related agreements required by the Asset Sale Agreement; (ii) any liabilities of Merrimack not assumed by Ipsen in the transaction; and (iii) for certain other matters related to taxes and outstanding claims. Merrimack’s indemnification obligations for its representations and warranties generally survive for 16 months following the closing and the obligations for the fundamental representations survive for 40 months following the closing. Merrimack’s maximum aggregate liability for indemnification will not exceed $95,000,000, subject to certain limited exceptions.

Merrimack has agreed to abstain from the following actions subsequent to the closing of the asset sale including: (i) from the period beginning on the closing date and ending on the fifth anniversary of the closing date, to abstain from acquiring rights to any approved or marketed product that has as an indication the treatment of metastatic adenocarcinoma of the pancreas or treatment of small cell lung cancer (provided this will not restrict Merrimack in any way with respect to the pipeline of drugs it already is developing); (ii) during the three-year period after closing, to abstain from soliciting for employment any Merrimack employee who accepts employment with Ipsen, subject to the conditions provided in the Asset Sale Agreement; (iii) to instruct its directors and officers to cause its employees and other representatives to abstain from engaging in behavior that would disparage or otherwise damage Ipsen or any of its affiliates; and (iv) to have available, for the 18 months after the closing, cash resources sufficient to fund payment obligations to Ipsen that Merrimack reasonably determines would be required.

The consummation of the transaction is subject to customary closing conditions, including, among others: (i) the receipt of the approval of Merrimack’s stockholders; (ii) the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iii) the absence of a breach of Merrimack’s representations and warranties that would cause a material adverse effect on the Commercial Business; (iv) the absence of a business material adverse effect; and (v) the performance of certain covenants in all material respects.

The Asset Sale Agreement contains certain termination rights for Merrimack and Ipsen. Upon termination of the Asset Sale Agreement under specified circumstances, Merrimack will be required to pay Ipsen a termination fee of $25,000,000. This includes where the Asset Sale Agreement is terminated in connection with Merrimack accepting a superior proposal or because Merrimack’s Board has changed its recommendation of the sale to its stockholders. The termination fee will also be payable if the Asset Sale Agreement is terminated because Merrimack’s stockholders did not vote to adopt the Asset Sale Agreement and, prior to such termination, a proposal to acquire at least 50% of the consolidated assets of Merrimack with respect to the Commercial Business or at least 50% of Merrimack’s voting securities has been publicly disclosed and Merrimack enters into a definitive agreement with respect to such proposal within 12 months after such termination, which is subsequently consummated. In addition, Merrimack will be required to reimburse Ipsen for up to $3,000,000 of its out-of-pocket expenses incurred in connection with the transaction and the Asset Sale Agreement if the Asset Sale Agreement is terminated because Merrimack’s stockholders do not vote to approve it. The Asset Sale Agreement also provides that either party may specifically enforce the other party’s obligations under the Asset Sale Agreement.

In addition to the foregoing termination rights, and subject to certain limitations, Merrimack or Ipsen may terminate the Asset Sale Agreement if the asset sale is not consummated by June 30, 2017.

The representations and warranties of each of the parties contained in the Asset Sale Agreement and the assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that Merrimack delivered to Ipsen in connection with the execution of the Asset Sale Agreement. In addition, certain representations and warranties may not be accurate or complete because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The foregoing description of the Asset Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements filed herewith as Exhibit 2.1 and incorporated herein by reference.

In addition, Ipsen has agreed to make offers of employment to certain identified employees of Merrimack as of the closing of the asset sale and to sublease 68,409 square feet of Merrimack’s manufacturing facility. At the closing, Merrimack and Ipsen will enter into an intellectual property license agreement pursuant to which Ipsen will grant Merrimack an exclusive license with respect to the portion of the transferred patents relating to certain liposomal technology and a non-exclusive license to the remainder of the transferred patents, in both cases for use outside of the field in which the Commercial Business will operate. In turn, Merrimack will grant Ipsen a non-exclusive license with respect to the remaining patents owned by Merrimack at the closing for use in the field in which the Commercial Business will operate.

Merrimack has agreed to condition the sale of the Commercial Business on stockholder approval. Merrimack intends to file a proxy statement with respect to a special meeting of Merrimack’s stockholders to seek stockholder approval for the sale of the Commercial Business.

Item 2.05: Costs Associated With Exit or Disposal Activities

On January 9, 2017, Merrimack announced that it will further reduce headcount in connection with the asset sale and the completion of its strategic pipeline review. Upon the closing of the asset sale, Merrimack will focus its development efforts on its MM-121, MM-141 and MM-310 programs. After the headcount reduction, Merrimack expects to have approximately 80 employees.

The Board committed to this course of action on January 6, 2017, subject to the closing of the asset sale, which is contingent on stockholder approval and certain governmental regulatory clearances. The reduction in personnel is expected to be complete upon the later of the closing of the asset sale and March 10, 2017. Merrimack estimates that, if the asset sale closes, it will incur charges for one-time termination benefits in connection with this headcount reduction of approximately $7.5 million to $8.5 million for employee severance, benefits and related costs, all of which are expected to result in cash expenditures.

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 9, 2017, Merrimack notified Peter N. Laivins, Merrimack’s Head of Development, William M. McClements, Merrimack’s Head of Corporate Operations, Edward J. Stewart, Merrimack’s Head of Commercial, and William A. Sullivan, Merrimack’s Principal Accounting Officer and Treasurer, that each of their employment with Merrimack would be ending as of the later of the closing of the asset sale and March 10, 2017.

Item 8.01 Other Events

On January 8, 2017, Merrimack issued a press release announcing the execution of the Asset Sale Agreement. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

On January 9, 2017, Merrimack released an investor presentation regarding the asset sale. A copy of the investor presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01: Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Asset Purchase and Sale Agreement, dated January 7, 2017, by and between Merrimack Pharmaceuticals, Inc. and Ipsen S.A. *

99.1	Press Release issued by Merrimack Pharmaceuticals, Inc., dated January 8, 2017

99.2	Investor Presentation issued by Merrimack Pharmaceuticals, Inc., dated January 9, 2017

*	Exhibits and schedules to the Agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Safe Harbor for Forward-Looking Statements

This Form 8-K contains forward-looking statements of the Company that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this Form 8-K are forward-looking statements. Forward looking statements can be identified by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. The Company’s forward-looking statements include, among others, statements about the expected dividend, potential milestone payments, and Merrimack’s expectations with respect to the consummation of the proposed transaction and its ability to fund its operations, including continued investment in its research and development pipeline. Actual events or results may differ materially from those described in this Form 8-K due to a number of risks and uncertainties. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the asset sale (including the failure to obtain necessary approvals) in the anticipated timeframe or at all; whether stockholders approve the deal; whether any legal action is brought that results in a delay in or prohibition of the consummation of the transaction; whether the Company receives payments related to the milestone events under its contract with Shire, when expected or at all, or under the asset purchase agreement; whether the Company’s expenses are as predicted; the amount of any working capital adjustment in the transaction; whether the Company is able to satisfy the necessary legal tests required to make the anticipated dividend; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed transaction on the market price of the Company’s common stock; significant transaction costs; unknown liabilities; other business effects, including the effects of industry, market, economic, political or regulatory conditions; and those risk factors discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on November 9, 2016 and its other filings with the SEC. The forward-looking statements in this Form 8-K represent the Company’s views as of the date of this Form 8-K. The Company anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this Form 8-K.

Additional Information about the Transaction and Where to Find It

This disclosure is being made in respect of the asset sale contemplated by the Asset Sale Agreement. The proposed asset sale will be submitted to the Company’s stockholders for their consideration. In connection with the proposed asset sale, the Company will file a proxy statement with the SEC. This Form 8-K does not constitute a solicitation of any vote or proxy from any stockholder of Merrimack’s. INVESTORS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS OR MATERIALS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ASSET SALE. The final proxy statement will be mailed to the Company’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s internet website, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained free of charge at Merrimack’s website, www.merrimack.com, or by directing a written request to Merrimack Pharmaceuticals, Inc., One Kendall Square, Suite B7201, Cambridge, Massachusetts 02139, telephone number 617-441-1000.

Participants in the Solicitation

Merrimack and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed asset sale. Information about Merrimack’s directors and executive officers is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 and the proxy statement for Merrimack’s 2016 annual meeting of stockholders filed with the SEC on April 25, 2016. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the proposed asset sale when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Merrimack Pharmaceuticals, Inc.

By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
General Counsel

Dated: January 9, 2017